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                                                                      EXHIBIT 12
                                                                 File No. 1-8606

                   BELL ATLANTIC CORPORATION AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in Millions)
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                                                       Years Ended December 31,
                                         ----------------------------------------------------
                                           1994       1993       1992       1991       1990
                                         ---------  ---------  ---------  ---------  --------
 Income before provision for income
   taxes, extraordinary items, and
   cumulative effect of changes in
   accounting principles...............  $2,286.8   $2,273.6   $2,025.7   $1,894.7   $1,900.1
 Equity in income of less than
   majority-owned subsidiaries.........     (41.1)     (48.3)     (52.4)     (79.5)     (52.5)
 Dividends from less than
   majority-owned subsidiaries.........     101.0       73.4       48.3       64.6       41.2
 Interest expense, including interest
   on capital lease obligations........     624.6      719.6      828.7    1,000.8      960.8
 Portion of rent expense
   representative of the
   interest factor.....................      95.2      102.6       98.6       99.4      100.8
                                         --------   --------   --------   --------   --------
 Income, as adjusted...................  $3,066.5   $3,120.9   $2,948.9   $2,980.0   $2,950.4
                                         ========   ========   ========   ========   ========

 Fixed charges:
 Interest expense, including interest
   on capital lease obligations........  $  624.6   $  719.6   $  828.7   $1,000.8   $  960.8
 Portion of rent expense
   representative of the
   interest factor.....................      95.2      102.6       98.6       99.4      100.8
 Interest capitalized on construction..      19.1        1.1        3.2        6.4       14.2
 Preferred stock dividend requirement..       5.7         --         --         --         --
                                         --------   --------   --------   --------   --------
 Fixed charges.........................  $  744.6   $  823.3   $  930.5   $1,106.6   $1,075.8
                                         ========   ========   ========   ========   ========

 Ratio of Earnings to Fixed Charges....      4.12       3.79       3.17       2.69       2.74
                                         ========   ========   ========   ========   ========

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